EXHIBIT 16.1

De Joya Griffith, LLC
Henderson, NV

 July 21, 2015

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Vestin Fund III, LLC (the “Company”) Form 8-K dated July 21, 2015, and are in agreement with the statements relating only to De Joya Griffith, LLC  contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/ De Joya Griffith, LLC